Exhibit 3.64

Exhibit 3.64

STATE OF DELAWARE

State. of Delaware

Secretary of State

Division of Corporations

Delivered 04:03 PM 11/10/2010

FILED 04:03PM 11/10/2010

SRV 101077922 - 3357469 FILE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General

Corporation Law of the State of Delaware does hereby certify: FIRST: That at a meeting of the Board of Directors of Westmoreland Land Holding Company, Inc.

resolutions were duly adopted setting forth a proposed amendment of the

Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

The name of the Corporation is: Westmoreland Power, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: ·That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of November , 2010.

By:

Authorized Officer

Title: Secretary

Name : Jennifer S. Grafton

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